Exhibit 1A-12

WCAZ Law, PLLC

Jordan Christensen, JD, MBA

2824 N. Power Rd. Ste. 113-253

Mesa, AZ 85215

Cell: (815) 751-0367

JChristensen@wcazlaw.com

Thursday, June 25, 2020

Atlis Motor Vehicles, Inc

Attn: Mark Hanchett, Founder and CEO

1828 N. Higley Rd.

Mesa, AZ 85205

Mark@atlismotorvehicles.com

Re:	Atlis Motor Vehicles, Inc; Opinion RE Legality

Dear Mr. Hanchett,

In connection with the Regulation A offering of 3,033,981 Class A units of common stock for Atlis Motor Vehicles, Inc, (“the Company”) dated June 18, 2020 (as amended), please accept this letter as my opinion under the laws of the United States of America and the State of Delaware as to the legality of the securities covered by the Offering Circular.

Based upon my review of the Company’s financial situation and Offering Circular, it is my opinion that under the laws of the State of Delaware that the Class A units of common stock offered will, when sold, be legally issued, fully paid, and non-assessable. I consent to the filing of this legality opinion as an exhibit to the Company’s Regulation A offering statement.

Sincerely,

Jordan Christensen

WCAZ Law, PLLC